UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 30, 2011

Date of report (Date of earliest event reported)

SPS COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34702	41-2015127
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN		55402
(Address of Principal Executive Offices)		(Zip Code)

(612) 435-9400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2011, we entered into a revolving credit agreement with JPMorgan Chase Bank, N.A. The revolving credit agreement provides for a $20 million revolving credit facility that we may draw upon from time to time, subject to certain terms and conditions, and will terminate five years after the date of the revolving credit agreement. Proceeds from the credit facility are anticipated to be used to provide for acquisitions and our capital needs.

Interest on the amounts borrowed under the credit facility is based on (i) an Adjusted LIBO Rate (as defined in the revolving credit agreement) plus an applicable margin of 175 to 225 basis points based on our net working capital, or (ii) JPMorgan’s prime rate (provided it is not less than the Adjusted One Month LIBO Rate (as defined in the revolving credit agreement)) plus an applicable margin of -25 to 25 basis points based on our net working capital. Availability under the credit facility is subject to a borrowing base equal to the sum of 250% of our eligible monthly recurring revenue (as defined in the revolving credit agreement).

The revolving credit agreement contains customary representations, warranties, covenants and events of default, including, but not limited to financial covenants requiring our company to maintain a fixed charge coverage ratio of not less than 1.20 to 1.00, cash and cash equivalents of not less than $10,000,000 and a minimum number of recurring revenue customers. If an event of default occurs, among other things, the applicable interest rate is subject to increase of 2% and all outstanding obligations may become immediately due and payable.

The revolving credit agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of September 30, 2011, by and between SPS Commerce, Inc. and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: October 3, 2011	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of September 30, 2011, by and between SPS Commerce, Inc. and JPMorgan Chase Bank, N.A.